Diker Management LLC
                          745 Fifth Avenue, Suite 1409
                            New York, New York, 10151

                                December 22, 2009

Energy Focus, Inc.
32000 Aurora Road
Solon, Ohio 44139

Re.:  Energy Focus, Inc. Shares of Common Stock

Gentlemen:

Reference is made to our letter of October 28, 2009 ("October Letter") relating to Energy Focus' Subscription Rights Offering, in which we agreed that Energy Focus would repurchase from Diker Management and its affiliates shares that they had purchased in the Offering if the two conditions contained in the October Letter had not been satisfied.

This letter will confirm our understanding and agreement relating to our rights and obligations in the October Letter. The October Letter will be deemed satisfied if:

(i) By 11:59 p.m. Eastern Standard Time on Thursday, December 24, 2009 (the "Initial Deadline"), Diker has received $750,000.00 for the repurchase of 1,000,000 of its Energy Focus shares. Energy Focus will use all reasonable efforts in good faith to have those shares repurchased for that amount by that date and time. An escrow account may be used for the execution of the transaction. Upon receipt of the purchase price, Diker shall simultaneously or as soon as possible transfer ownership of the shares to the escrow; or

(ii) If the shares have not been purchased by the Initial Deadline, no later than 11:59 pm EST on Monday, December 28, 2009 (the "Final Deadline"), Energy Focus itself will fund the escrow and have the escrow agent purchase the shares from Diker with those funds.

If the purchase price has been received by Diker by the extended deadline, all Energy Focus obligations in the October Letter shall be deemed satisfied.

If this letter accurately sets forth our understanding and agreement, please sign it in the space provided and return to us a signed copy of it.


ENERGY FOCUS, INC.                          DIKER MANAGEMENT LLC


By /s/ Joseph G. Kaveski                    By /s/ MARK N. DIKER
   -----------------------                     ----------------------------

   Joseph G Kaveski                            Mark N. Diker
   CEO                                         Chief Financial Officer

Date  12/22/09                              Date  12/22/09
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